UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check appropriate box:

 [X] Preliminary information statement
 [X] Confidential, for use of the Commission only (as permitted by Rule
     14c-5(d)(2)).
 [ ] Definitive information statement

                              The Finx Group, Inc.
                              --------------------

                (Name of Registrant as specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                              THE FINX GROUP, INC.
                            21634 Club Villa Terrace
                              Boca Raton, FL 33433

                              INFORMATION STATEMENT


                                December __, 2004

To the Shareholders of The Finx Group, Inc.

         This Information Statement is being furnished to the shareholders of The Finx Group, Inc., a Delaware corporation, (the "Company") in connection with a one-for-two hundred and fifty share reverse split of the Company's Common Stock (the "Reverse Split") and amendments to the Company's Certificate of Incorporation to: (i) change the name of the Company to Secured Systems Group, Inc.; (ii) decrease the authorized shares of Common Stock from 750,000,000 to 150,000,000; (iii) decrease the par value of the Common Stock from $.01 to $.0001; and (iv) increase the authorized shares of Preferred Stock from 1,000,000 shares to 5,000,000 shares, all of which were authorized on November 12, 2004 by the Company's Board of Directors, subject to shareholder approval. The reverse split and amendments were subsequently approved by the written consent (the "Written Consent") of the holders of a majority of the voting power of the outstanding shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), the issued and outstanding shares of the Series A 4% Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), the outstanding shares of the Series B $8 Voting Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") and the outstanding shares of the Series D Voting Convertible Preferred Stock (the "Series D Preferred Stock") voting together as one class of stock, in accordance with the applicable provisions of the Delaware General Corporation Law.

         The approximate date on which this Information Statement is first being sent or given to shareholders of the Company is December __, 2004.

         The Company will bear the costs of the preparation and mailing of this Information Statement which is estimated to approximate $15,000.

         WE ARE NOT ASKING YOU FOR A PROXY OR TO SIGN A WRITTEN CONSENT
            AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT

                    THE PURPOSE OF THE INFORMATION STATEMENT

         Since September 30, 2002, our business has solely focused on the marketing of a Secured Portal Control System through an exclusive licensing arrangement with GIL Security Systems, Inc.("GIL") and the sale of our Secured Card Solutions Software Program product. On December 10, 2003, the Company, its wholly-owned subsidiary, Secured Portal Systems, Inc., Alan J. Risi, GIL, and Georal International, Ltd., entered into an amended and restated worldwide exclusive distribution agreement covering all security entrance systems created, developed, manufactured and/or distributed or otherwise sold by GIL, Georal or their successors. The restated agreement expanded the Company's exclusivity and gave the Company certain other rights. The agreement provided for certain payments by the Company and, if the payments were not made, GIL, Georal and Risi would have the right to terminate the restated agreement, in which event, the relationship among the parties would be governed by the prior agreement. On or about April 28, 2004, the Company received a notice from GIL that the licensing agreement between the Company and GIL was terminated for failure of the Company to pay the amount provided in the restated agreement. The notice further stated GIL's position that all agreements between GIL and the Company and its subsidiary were terminated. The Company is considering its legal rights and believes that its subsidiary will continue to be able to exercise its right to market the security portals in major markets groups; however, the Company can give no assurance as to its ability to protect such rights or, if litigation is necessary, that it would prevail in any legal action it may commence. The Company believes that in the event the exclusive licensing arrangement were terminated, that it could sell a similar product without infringing on any of Georal's rights.

         We have not been able to generate meaningful revenue from the marketing and sale of our licensed and owned products and, consequently, have not generated cash flow from operations. As a result of our lack of operating cash flow, we have compensated our executives and consultants with stock grants and options and repaid a significant amount of debt owed to related parties by the issuance of Common and Convertible Preferred Stock. As a result of these circumstances, our issued and outstanding shares of Common Stock increased from 49,873,665 shares as of June 30, 2002 to 749,715,948 as of September 30, 2004.
As of December 6, 2004, there remain outstanding shares of Series B and Series D Preferred Stock which are convertible into an aggregate of 1,878,750,000 shares of Common Stock and unexercised warrants to purchase 1,742,360,000 shares of Common Stock. The following table summarizes the issuances of shares of Common Stock from July 1, 2002 through December 6, 2004 and the shares of Common Stock reserved for future issuance:

Common Stock shares outstanding on June 30, 2002                     49,873,665
Conversion of Preferred Stock to Common Stock                       331,190,474
Stock grants and exercise of stock options                          349,644,833
Related party debt converted to Common Stock                         19,006,976
--------------------------------------------------------------------------------
Common Stock issued and outstanding on the date hereof              749,715,948
Common Stock reserved for the conversion of Preferred Stock       1,878,750,000
Common Stock reserved for the exercise of outstanding stock
 purchase warrants                                                1,742,360,000
--------------------------------------------------------------------------------
Total Shares of Common Stock issued and outstanding
 and reserved                                                     4,370,825,948
--------------------------------------------------------------------------------

         The Company believes that its best course of action is to acquire entities which have a market presence, or the ability to generate a market presence, in the security industry and will need sufficient equity securities to provide it the flexibility to negotiate and or raise funds to consummate any such potential acquisitions. Additionally, the Company requires additional shares to be reserved for the conversion of its outstanding shares of Series B and Series D Preferred Stock and for the exercise of the outstanding warrants to purchase Common Stock. Upon the effectiveness of the actions approved by the Written Consent, the Company will have approximately 132,516,697 authorized shares of Common Stock available for future issuance which the Company believes should be sufficient to achieve its objectives.

                EQUITY OWNERSHIP OF CONTROLLING SHAREHOLDERS AND
                       RELATED ANTI-TAKEOVER CONSEQUENCES

Series A Preferred Stock Issuance

         In September 1999, The Trinity Group-I, Inc. received 1,000 shares of Series A Preferred Stock. The Series A Preferred Stock gives The Trinity Group-I, Inc. the right to elect a majority of the Company's Board of Directors and was issued to provide The Trinity Group-I, Inc. with, among other things, the power to resist any third-party takeover transaction. The Trinity Group-I, Inc. is the Company's controlling shareholder and is wholly owned by Lewis S. Schiller, the Company's Chief Executive Officer and Chairman of the Board, and the transaction whereby The Trinity Group-I, Inc. received the Series B Preferred Stock was not consummated at arms-length.

Series B Preferred Stock Issuances

         From April 28, 1999, the date on which The Trinity Group-I, Inc. acquired its initial controlling interest in the Company through December 6, 2004, The Trinity Group-I, Inc. has been the Company's primary source of funding. As of May 7, 2001, The Trinity Group-I, Inc. had advanced to the Company and its subsidiaries approximately $3,700,000 in order to fund its operations and accrued and unpaid interest on such advances, calculated at an annual rate of 9%, approximated $400,000. On May 7, 2001, The Trinity Group-I, Inc. exchanged $1,500,000 of such debt for 7,500,000 shares of Common Stock, valued at $0.20 per share, the fair market value of the Common Stock on May 7, 2001 and exchanged an additional $2,000,000 of such debt into 20,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock represents $100 of exchanged debt and is convertible into shares of Common Stock calculated by dividing $100 by the lowest price that the Company's shares of Common Stock have traded during the period that the Series B Preferred Stock has been outstanding. The Series B Preferred Stock is redeemable by the Company, in whole or in part, at the option of our board of directors, with Lewis S. Schiller, abstaining from any such vote. The Series B Preferred Stock votes together with Common Stockholders on an "if converted" basis as calculated on the date that any such vote occurs. The Trinity Group-I, Inc. has converted an aggregate of 10,207 shares of Series B Preferred Stock into an aggregate of 286,190,476 shares of Common Stock and transferred without consideration 725 shares of Series B Preferred Stock to Grazyna B. Wnuk, our Vice-President and Secretary of the Board.

         From April 7, 2003 through August 4, 2003, Trinity entered into four separate loan agreements pursuant to which it received loans of $335,000 from nonaffiliated lenders. Substantially all funds derived from such loans were advanced by Trinity to the Company. Pursuant to the loan agreements, Trinity pledged an aggregate of 5,747 shares of the Company's Series B Preferred Stock owned by Trinity. Each share of Series B Preferred Stock is convertible into shares of Common Stock calculated by dividing $100 by the lowest price that the Company's shares of Common Stock have traded during the period that the series B Preferred Stock has been outstanding. As of September 3, 2003, each share of Series B Preferred Stock was convertible into 47,619 shares of Common Stock. Trinity defaulted on all of such loans and the 5,747 shares of pledged series B Preferred Stock held by the lenders were converted into 237,190,476 shares of Common Stock and were transferred to the lenders.

         At the time of each of the loans to Trinity by the non-affiliated lenders, Trinity loaned the Company a substantial portion of the funds borrowed by Trinity at 9% interest. Trinity defaulted on its loans to the lenders as a result of the Company's default on its loan from Trinity. When the lenders demanded payment and foreclosed on the collateral, Trinity cancelled the Company's note to it in exchange for shares of Series B Preferred Stock equal to the number of such shares as Trinity transferred to the lenders. As a result of the defaults by the Company and Trinity, the Company issued to Trinity 5,747 shares of Series B Preferred Stock, which is the same number of shares as Trinity converted and transferred to the lenders.

         In addition, during 2003, Trinity converted an aggregate of 1,560 shares of Series B Preferred Stock into an aggregate of 39,000,000 shares of Common Stock.

            As of December 6, 2004, 15,540 shares of Series B Preferred Stock remain outstanding which can be converted into an aggregate of 971,250,000 shares of Common Stock [($100 / $0.0016) * 15,540 = 971,250,000]. The Trinity
Group-I, Inc. is the Company's controlling shareholder and is wholly owned by Lewis S. Schiller, the Company's Chief Executive Officer and Chairman of the Board, and the transactions whereby The Trinity Group-I, Inc. converted its debt into equity securities of the Company was not consummated at arms-length.

Series D Preferred Stock Issuances

         On July 29, 2004, The Trinity Group-I, Inc. exchanged $500,000 of debt for 50,000 shares of Series D Preferred Stock and Grazyna B. Wnuk exchanged $75,000 of accrued salary for 7,500 shares of Series D Preferred Stock. On December 6, 2004, The Trinity Group-I, Inc. exchanged $250,000 of debt for 25,000 shares of Series D Preferred Stock.

         In October 2004, the Company received $150,000, from an unaffiliated party, for 7,500 shares of Series D Preferred Stock, and in connection with the transaction, the Company issued 750 shares of Series D Preferred Stock in payment of a finder's fee to an unaffiliated party.

         Each share of Series D Preferred Stock is convertible into 10,000 shares of Common Stock. The Series D Preferred Stock votes together with Common Stock on a if converted basis regardless of whether there are Common Shares available for conversion at the time of any vote. The conversion period for the Series D Preferred stock does not have an expiration date. As of December 6, 2004, 90,750 shares of Series D Preferred Stock were outstanding which can be converted into an aggregate of 907,500,000 shares of Common Stock, assuming the availability of sufficient authorized but unissued Common Stock.

            The Company has been informed by The Trinity Group-I, Inc. of its intention to convert all of its shares of Series D Preferred Stock upon the effectiveness of the one for two hundred and fifty share reverse split of Common Stock. The transactions whereby The Trinity Group-I, Inc. converted its debt into equity securities of the Company may be deemed to have not been consummated at arms'-length.

Options, Stock Grants and Warrants Issued to Executives

         Since April 28, 1999 Lewis S. Schiller has been the Company's Chief Executive Officer and Grazyna B. Wnuk has been the Company's Vice-President. For the entire term of their employments with the Company, Lewis S. Schiller and Grazyna B. Wnuk have voluntarily deferred payment of their salaries. As of August 31, 2003, Lewis S. Schiller's and Grazyna B. Wnuk's unpaid salaries approximated $1,767,500 and $653,902, respectively. By reason of such deferral, the Company granted to Mr. Schiller options to purchase an aggregate of 750,000 shares of Common Stock which were exercised at $0.15 per share, options to purchase an aggregate of 4,500,000 shares of Common Stock which were exercised at $0.04 per share, aggregate stock grants of 20,000,000 shares of Common Stock, and warrants to purchase an aggregate of 350,000,000 shares of Common Stock for $0.01 per share and granted to Ms. Wnuk options to purchase an aggregate of 375,000 shares of Common Stock which were exercised at $0.15 per share, an option to purchase 2,500,000 shares of Common Stock which was exercised at $0.04 per share, stock grants for an aggregate of 26,499,998 shares of Common Stock, and warrants to purchase an aggregate of 100,000,000 shares of Common Stock for $0.01 per share. Lewis S. Schiller and Grazyna B. Wnuk are the Company's only executive officers and the only members of the Company's Board of Directors and the terms pursuant to which they received their warrants and options to purchase Common Stock shares were not based on arms'-length negotiations.

Change of Control Provisions in Executive Employment Agreement

         The employment agreements between the Company and Lewis S. Schiller and the Company and Grazyna B. Wnuk, provide said executives with "Change of Control" benefits whereby the executives may terminate their respective employment agreements upon 90 days notice to the Company in the event of a "Change of Control" and continue to receive payment of their salaries for a period of 120 months from the date of termination. Within the employment agreements "Change of Control" is defined as the date on which the Company sells all or substantially all of its assets, sells more than 50% of the outstanding capital stock of any one or more subsidiaries, the aggregate gross revenues of which constitute 33-1/3% or more of the gross revenues of the Company on a consolidated basis, merges with or into or consolidates with any entity, issues to an independent, non-affiliated third party such number of shares of its outstanding capital stock (or equity or debt securities convertible into or exchangeable for shares of the Company's capital stock) as shall equal thirty three percent (33%) or more of its total issued and outstanding shares of capital stock unless waived in writing by the executives, or executive is removed from the Board, without cause; provided, however, that a Change of Control shall not be deemed to occur as a result of or in connection with any recapitalization or public offering of the Company's securities or the occurrence of any of the foregoing transactions which is approved by the executives. As of December 6, 2004, the change of control benefits payable to the executives would be an aggregate of $67,507 per month or a total of $5,785,560 and $2,315,280 to Lewis S. Schiller and Grazyna
B. Wnuk, respectively, if paid for 120 months. The employment agreements between the Company and Lewis S. Schiller and Grazyna B. Wnuk were not based on arms'-length negotiations.

Anti-Takeover Consequences

         As a result of the aforementioned transactions, Lewis S. Schiller and The Trinity Group-I, Inc. own a controlling interest in the Company's equity. Shares of the Company's Common Stock that will be issued to The Trinity Group-I, Inc. and Lewis S. Schiller upon the date that the corporate actions described herein can be effected, will ensure that Lewis S. Schiller and The Trinity Group-I, Inc. continue to own a controlling interest in the Company's equity and such control may be used by them to resist or frustrate a third-party transaction providing an above-market premium that may be favored by a majority of the independent shareholders. All of the shares of The Trinity Group-I, Inc. owned by Lewis S. Schiller are pledged to an entity controlled by Carol Schiller, the wife of Lewis S. Schiller. In addition, Carol Schiller, Douglas Schiller, Linda Schiller and Blake Schiller, the adult children of Lewis S. and Carol Schiller, own interests in the Company's outstanding Common Stock. This concentration of ownership and voting rights and the change of control benefits provided in the executive employment agreements could be used to delay or prevent a change of control. In addition, Lewis S. Schiller could elect to sell all, or a substantial portion, of his equity interest in The Trinity Group-I, Inc. to a third party. In the event of such a sale by Mr. Lewis S. Schiller, such third party may be able to control the Company's affairs in the same manner that Lewis S. Schiller is able to do so by virtue of his ownership of The Trinity Group-I, Inc.

Absence of Independent Board Members

         The foregoing related party transactions were entered into during a time period in which the Company did not have an independent Board of Directors. In order to provide oversight of future related party transactions, if any, the Company intends to seek to expand its Board to include independent directors. The Company believes that in order to attract qualified independent directors to its Board it will require, among other things, a significant improvement in its finances and directors and officers liability insurance coverage. As of the date hereof, the Company has not identified any such prospective independent directors, but intends to do so as soon as circumstances permit.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

         The Board of Directors has fixed the close of business on December __, 2004 as the record date for mailing this Information Statement for the matters set forth herein, at which time 749,715,948 shares of Common Stock, 1,000 shares of Series A Preferred Stock, 15,540 shares of Series B Preferred Stock, convertible into 971,250,000 shares of Common Stock, and 90,750 shares of Series D Preferred Stock, convertible into 907,500,000 shares of Common Stock, are issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to the Company's shareholders. Each share of Series A Preferred Stock votes with the Common Stock and is entitled to one vote per share. Each share of Series B Preferred Stock votes with the Common Stock and is entitled to one vote per share of Common Stock into which it is convertible. Each share of Series D Preferred Stock votes with the Common Stock and is entitled to one vote per share of Common Stock into which it is convertible. The Trinity Group-I, Inc., Lewis S. Schiller and Grazyna B. Wnuk have provided a Written Consent as to all of the shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock owned by them in favor of the corporate actions described in this Information Statement. The Trinity Group-I, Inc. is wholly owned by Lewis S. Schiller and accordingly, Mr. Schiller may be deemed to be the beneficial owner of The Trinity Group-I, Inc.

         Set forth below is information as to each class of voting securities of the Company entitled to vote on the matters set forth herein, the number of outstanding shares of each such class and number of votes to which each class is entitled.

                                                                                                Number of votes to
                                                                          Number of shares          which Class is
Class of Security                                                              outstanding                Entitled
-------------------------------------------------------------------------------------------------------------------
Common Stock                                                                   749,715,948             749,715,948
Series A Preferred Stock(1)                                                          1,000                   1,000
Series B Preferred Stock(2)                                                         15,540             971,250,000
Series D Preferred Stock(3)                                                         90,750             907,500,000
All Classes Voting Together                                                    749,823,238           2,628,466,948

         Set forth below is information as of December 6, 2004, based on information provided to the Company by the individuals and entities named below, as to each person or entity owning of record or known by the Company to own beneficially, more than 5% of any class of the Company's voting securities.

                                                                            Amount and Nature of
Title of Class                     Name and address of Beneficial Owner    Beneficial Ownership(4)  Percent of Class
---------------------------------------------------------------------------------------------------------------------
  Common Stock(5)                     Lewis S. Schiller                            1,675,960,960               64%
  Series A Preferred Stock            21634 Club Villa Terrace                             1,000              100%
  Series B Preferred Stock            Boca Raton, FL 33433                                14,815               95%
  Series D Preferred Stock                                                                75,000               83%

  Common Stock(6)                     The Trinity Group-I, Inc.                    1,675,951,010               64%
  Series A Preferred Stock            21634 Club Villa Terrace                             1,000              100%
  Series B Preferred Stock            Boca Raton, FL 33433                                14,815               95%
  Series D Preferred Stock                                                                75,000               83%

  Common Stock(7)                     Grazyna B. Wnuk                                120,436,531                5%
  Series B Preferred Stock            21634 Club Villa Terrace                               725                5%
  Series D Preferred Stock            Boca Raton, FL 33433                                 7,500                8%

         Set forth below is information as of December 6, 2004, based on information provided to the Company by the individuals and entities named below, as to each class of equity securities of the Company beneficially owned by all directors of the Company, the Company's Chief Executive Officer and the two most highly compensated executive officers, and the Company's directors and officers as a group.

                                                                            Amount and Nature of
Title of Class                     Name and address of Beneficial Owner    Beneficial Ownership(4)  Percent of Class
---------------------------------------------------------------------------------------------------------------------

  Common Stock(5)                     Lewis S. Schiller                            1,675,960,960               64%
  Series A Preferred Stock            21634 Club Villa Terrace                             1,000              100%
  Series B Preferred Stock            Boca Raton, FL 33433                                14,815               95%
  Series D Preferred Stock                                                                75,000               83%

  Common Stock(6)                     Grazyna B. Wnuk                                120,436,531                5%
  Series B Preferred Stock            21634 Club Villa Terrace                               725                5%
  Series D Preferred Stock            Boca Raton, FL 33433                                 7,500                8%

  Common Stock                        Officer and directors as a group             1,796,397,491               69%
  Series A Preferred Stock            (2 persons)                                          1,000              100%
  Series B Preferred Stock                                                                15,540              100%
  Series D Preferred Stock                                                                82,500               91%

-----------
(1) Pursuant to the Amended and Restated Certificate of Incorporation of the Company, the Series A Preferred Stock votes with the Common Stock and is entitled to one vote per share.

(2) Pursuant to the Amended and Restated Certificate of Incorporation of the Company, the Series B Preferred Stock votes with the Common Stock and is entitled to one vote per share of Common Stock into which it is convertible, and each share of Series B Preferred Stock is convertible as calculated by dividing $100 by the lowest price that the Common Stock has traded during the period that the Series B preferred stock has been outstanding which as of December 6, 2004 was $.00161. As of December 6, 2004 the outstanding shares of Series B Preferred Stock is convertible into 971,250,000 shares of Common Stock [($100 / $0.0016) * 15,540 =
     971,250,000].

(3) Pursuant to the Amended and Restated Certificate of Incorporation of the Company, the Series D Preferred Stock votes with the Common Stock and is entitled to one vote per share of Common Stock into which it is convertible, and each share of Series D Preferred Stock is convertible into 10,000 shares of Common Stock. As of December 6, 2004 the outstanding shares of Series D Preferred Stock are convertible into 807,500,000 shares of Common Stock.

(4) Unless otherwise indicated, to the Company's knowledge, all persons and entities listed above have sole voting and investment power with respect to their voting shares, except to the extent applicable law gives spouses shared authority.

(5) Includes 9,950 shares directly owned by Lewis S. Schiller, and 1,675,951,010 shares beneficially owned by The Trinity Group-I, Inc. The Trinity Group-I, Inc. is wholly owned by Lewis S. Schiller and, accordingly, Mr. Schiller may be deemed to be the beneficial owner of The Trinity Group-I, Inc. As a result, Mr. Schiller's beneficial ownership includes 1,000 shares of Series A Preferred Stock, 14,815 shares of Series
     B. Preferred Stock, 75,000 shares of Series D Preferred Stock and 1,425,951,010 shares of Common Stock owned by The Trinity Group-I, Inc. which are the same shares presented in the table as beneficially owned by The Trinity Group-I, Inc. It does not include the effect of a warrant to purchase 200,000,000 shares of Common Stock for $.01 per share which as of December 6, 2004 the exercise price of which is considerably above the market price for the Common Stock.. None of the shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock is held jointly by The Trinity Group-I, Inc and Mr. Schiller.

(6) Includes 13,510 shares directly owned by The Trinity Group-I, Inc., 925,937,500 shares from the assumed conversion of the Series B Preferred Stock and 750,000,000 shares from the assumed conversion of the Series D Preferred stock. The Trinity Group-I, Inc. holds 14,815 shares of Series B Preferred Stock. Each shares of Series B Preferred Stock is convertible into such shares as calculated by dividing $100 by the lowest price that the Common Stock trades during the period that the Series B Preferred Stock is outstanding which as of December 6, 2004 was $0.0016. As of December 6, 2004 the Series B Preferred Stock held by The Trinity Group-I, Inc. is convertible into 925,937,500 shares of Common Stock [(100 / $0.0016) * 14,815 = 925,937,500]. The Trinity Group-I, Inc. holds 75,000 shares of Series D Preferred Stock of which each share is convertible into 10,000 shares of Common Stock. The Trinity Group-I, Inc. is wholly owned by Lewis
     S. Schiller and accordingly, Mr. Schiller is the natural person considered to be the beneficial owner of The Trinity Group-I, Inc. As a result, all of the shares of Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Common Stock presented in the table as beneficially owned by The Trinity Group-I, Inc. are also included in the table as shares beneficially owned by Mr. Schiller. None of the shares of Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock or Common Stock IS held jointly by The Trinity Group-I, Inc and Mr. Schiller.

(7) Includes 124,031 shares directly owned by Grazyna B. Wnuk, 45,312,500 shares from the assumed conversion of the Series B Preferred Stock and 75,000,000 shares from the assumed conversion of the Series D Preferred Stock. The Grazyna B. Wnuk holds 725 shares of Series B Preferred Stock. Each shares of Series B Preferred Stock is convertible into such shares as calculated by dividing $100 by the lowest price that the Common Stock trades during the period that the Series B Preferred Stock is outstanding which as of December 6, 2004 was $0.0016. As of December 6, 2004 the Series B Preferred Stock held by Grazyna B. Wnuk is convertible into 45,312,500 shares of Common Stock [(100 / $0.0016) * 725 = 45,312,500]. Grazyna B.
     Wnuk holds 7,500 shares of Series D Preferred Stock of which each share is convertible into 10,000 shares of Common Stock. It does not include the effect of a warrant to purchase 200,000,000 shares of Common Stock for $.01 per share which as of December 6, 2004 the exercise price of which is considerably above the market price for the Common Stock.

                                    DILUTION

         The following table presents the ownership of the Common Stock which would occur upon the effective date of the Reverse Split. The information presented assumes (i) the immediate conversion of the Series B Preferred Stock; and (ii) the immediate conversion of the Series D Preferred Stock. The information presented does not include the effect of the exercise of outstanding options and warrants to purchase Common Stock which are exercisable at prices considerably in excess of quoted prices for the Common Stock as of the date hereof. Information is as of December 6, 2004 and presents separately, based on information provided to the Company by the individuals and entities named below, as to each person or entity owning of record or known by the Company to own beneficially, more than 5% of the Company's Common Stock and all other Common Stock holders as a group.

                                                                                                         Percent of
                                                                 Percent of       Common Stock         Common Stock
                                         Common Stock          Common Stock          Ownership          Outstanding
                                            Ownership           Outstanding        Immediately          Immediately
                                         Prior to the          Prior to the          After the            After the
Beneficial Owner                        Reverse Split         Reverse Split      Reverse Split        Reverse Split
--------------------------------------------------------------------------------------------------------------------

Lewis S. Schiller                              23,460 (1)      less than 1%          6,703,843  (2)            64%

The Trinity Group-I, Inc.                      13,510          less than 1%          6,703,804  (3)            64%

Grazyna B. Wnuk                               124,031          less than 1%            481,746  (4)             5%

All other shareholders as a group         749,568,457                   99%          3,328,273  (5)            31%

-----------
    (1) Includes 9,950 shares of Common Stock directly owned by Lewis S. Schiller, and 13,510 shares of Common Stock owned by The Trinity Group-I, Inc., a company wholly-owned by Lewis S. Schiller.

    (2) Includes 39 shares of Common Stock directly owned by Lewis S. Schiller, 54 shares of Common Stock owned by The Trinity Group-I, Inc., assumes the conversion of the Series B Preferred Stock owned by The Trinity Group-I, Inc. into 3,703,750 shares of Common Stock, and assumes the conversion of the Series D Preferred Stock owned by The Trinity Group-I, Inc. into 3,000,000 shares of Common Stock. It does not include the effect of a warrant to purchase 800,000 shares of Common Stock for $2.50 per share (as adjusted for the effect of the reverse split), which as of December 6, 2004 the exercise price of which is considerably above the market price for the Common Stock.

    (3) Includes 54 shares of Common Stock owned by The Trinity Group-I, Inc. assumes the conversion of the Series B Preferred Stock owned by The Trinity Group-I, Inc. into 3,703,750 shares of Common Stock and assumes the conversion of the Series D Preferred Stock owned by The Trinity Group-I, Inc. into 3,000,000 shares of Common Stock.

    (4) Includes 496 Common Stock shares directly owned by Grazyna B. Wnuk, assumes the conversion of the Series B Preferred Stock owned by Grazyna
         B. Wnuk into 181,250 shares of Common Stock, and assumes the conversion of the Series D Preferred Stock owned by Grazyna B. Wnuk into 300,000 shares of Common Stock. It does not include the effects of a warrant to purchase 800,000 shares of Common Stock for $2.50 per share (as adjusted for the effect of the reverse split), which as of December 6, 2004 the exercise price of which is considerably above the market price for the Common Stock.

    (5) Includes 2,998,274 Common Stock shares directly owned by all other shareholders as a group and assumes the conversion of the Series D Preferred Stock owned by all other shareholders as a group into 330,000 shares of Common Stock. It does not include the effect of warrants to purchase 3,369,440 shares of Common Stock for $2.50 per share (as adjusted for the effect of the reverse split), which as of December 6, 2004 the exercise price of which is considerably above the market price for the Common Stock.

         APPROVAL OF ONE FOR TWO HUNDRED AND FIFTY SHARE REVERSE SPLIT

         The Board of Directors has authorized, subject to shareholder approval, a one-for-two hundred and fifty share Reverse Split. As a result of the Reverse Split, each share of Common Stock outstanding on the effective date of the Reverse Split, will, without any action on the part of the holder thereof, become one-two hundred and fiftieth of a share of Common Stock. For purposes of this proposal, the Common Stock, as now constituted, is referred to as the "Old Common Stock" and the Common Stock resulting from the Reverse Split is referred to as the "New Common Stock."

         The Reverse Split will become effective upon the filing with the Secretary of State of Delaware of an amendment to the Company's Certificate of Incorporation which will provide that, upon the filing of such Amendment, each share of Common Stock then issued and outstanding will become and be converted into one-two hundred fiftieth of a share of Common Stock.

Principal Effects of the Reverse Split

         The principal effects of the Reverse Split are the following:

         1. 749,715,948 shares of Old Common Stock outstanding on the Record Date, the Reverse Split will decrease the outstanding shares of Old Common Stock by 99.6%, and, upon the effectiveness of the Reverse Split, approximately 2,998,864 shares of New Common Stock will be outstanding.

         2. On the Record Date, there were outstanding warrants to purchase an aggregate of 1,742,360,000 shares of Old Common Stock exercisable at $.01 per share, of which warrants to purchase 400,000,000 shares of Old Common Stock exercisable at $.01 per shares are held by officers of the Company. As a result of the Reverse Split, the aggregate number of shares of New Common Stock issuable upon exercise of such warrants would be reduced to 6,969,440 and the exercise price of such warrants would be $2.50 per share of New Common Stock.

         3. On the Record Date, there were outstanding an aggregate of 15,540 shares of Series B Preferred Stock held by The Trinity Group-I, Inc. and Grazyna
B. Wnuk. Each share of Series B Preferred Stock is convertible as calculated by dividing $100 by the lowest price that the Common Stock has traded during the period that the Series B preferred stock has been outstanding which as of December 6, 2004 was $0.0016. As of December 6, 2004 the outstanding shares of Series B Preferred Stock are convertible into 971,250,000 shares of Old Common Stock [($100 / $0.0016) * 15,540 = 971,250,000]. As a result of the Reverse
Split, the 15,540 shares of Series B Preferred Stock would be convertible into 3,885,000 shares of New Common Stock [($100 / $.40) * 15,540 = 3,885,000].

         4. On the Record Date, there were outstanding an aggregate of 90,750 shares of Series D Preferred Stock, of which 75,000 shares are held by The Trinity Group-I, Inc. and 7,500 shares are held by Grazyna B. Wnuk. Each share of Series D Preferred Stock is convertible into 10,000 shares of Old Common Stock. As of December 6, 2004, the outstanding shares of Series D Preferred Stock are convertible into 1,057,500,000 shares of Old Common Stock. As a result of the Reverse Split, the 90,750 shares of Series D Preferred Stock outstanding would be convertible into 3,630,000 shares of New Common Stock.

         The Company will obtain new CUSIP numbers for the New Common Stock effective at the time of the Reverse Split. Following the effectiveness of the Reverse Split, the Company will provide each record holder of Old Common Stock with information to enable such holder to obtain new stock and warrant certificates.

         Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Old Common Stock.

         Assuming the Reverse Split is implemented, a Certificate of Amendment to the Company's Certificate of Incorporation will be filed with the Secretary of State of Delaware as promptly as practicable thereafter. The Reverse Split will become effective as of the date of such filing (the "Effective Date").

Purposes of the Reverse Stock Split

         The Company believes that its best course of action is to acquire entities which have a market presence, or the ability to generate a market presence, in the security industry and will need sufficient authorized capital stock to provide it the flexibility to negotiate and/or raise funds to consummate any such potential acquisition. Additionally, the Company requires additional shares to be reserved for the conversion of its outstanding shares of Series B and Series D Preferred Stock and for the exercise of outstanding warrants to purchase Common Stock. Upon the effectiveness of the actions approved by the Written Consent, the Company will have approximately 132,516,697 authorized shares of Common Stock and available for future issuance which the Company believes should be sufficient to achieve its objectives.

         The Reverse Split would decrease the number of shares of Old Common Stock outstanding and presumably increase the per share market price for the New Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the Common Stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading at less than $1.00 per share as unduly speculative in nature and, as a matter of policy, avoid investments in such stocks.

         Currently, the Common Stock trades on the OTC Electronic Bulletin Board. The approval and implementation of the Reverse Split are not expected to have any immediate impact upon the ability of the Company to list its Common Stock on the Nasdaq SmallCap Market. In order for the Company to have its Common Stock quoted on the Nasdaq SmallCap Market, it will be necessary for the Company to meet the initial listing requirements for the Nasdaq SmallCap Market. Based upon its financial position at September 30, 2004, the Company will not meet the tests for inclusion in the Nasdaq SmallCap Market as a result of the Reverse Split. No assurance can be given that the Common Stock will ever be listed on the Nasdaq SmallCap Market or any exchange.

         Many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage firm policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

         The Board of Directors, consisting of Lewis S. Schiller and Grazyna B. Wnuk, believes that the Reverse Split is in the best interest of the Company and its shareholders. The price of the Old Common Stock during the period January 1 through December 6, 2004 ranged from a low closing price of $.0037 to a high closing price of $.0169. On December 6, 2004, the closing price of the Old Common Stock was $.004 per share. The Company requires additional capital for its operations and does not believe that it would be able to raise capital unless the price of the Common Stock is higher than the current Common Stock price levels and its capitalization was adjusted as proposed. However, no assurance can be given that the Reverse Split will result in any increase in the Common Stock price or that the Company will be able to obtain any capital following the Reverse Split.

Exchange of Certificate and Elimination of Fractional Share Interests

         On the Effective Date, each 250 shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock. Shareholders will be requested to exchange their certificates representing shares of Old Common Stock held prior to the Reverse Split for new certificates representing shares of New Common Stock. Shareholders will be furnished with the necessary materials and instructions to effect such exchange following the Effective Date. Certificates representing shares of Old Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company, but will be returned to the tendering person for exchange. Shareholders should not submit any certificates until requested to do so. In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Company, any dividends or distribution that may be declared after the Effective Date of the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends and distribution, if any, which have not yet been paid or made to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

         No fractional shares of New Common Stock will be issued to any shareholder. Accordingly, shareholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, will have the number of shares issuable to them rounded up or down to the next closest full share. However, the minimum number of shares that a shareholder will receive is 20 shares of New Common Stock. Therefore, holders of less than 5,000 shares of Old Common Stock as a result of the Reverse Split will, on the Effective Date, be issued 20 shares of New Common Stock.

Federal Income Tax Consequences of the Reverse Split

         The combination of each 250 shares of Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange therefor.

         This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to determine their individual Federal, state, local and foreign tax consequences.

      APPROVAL OF AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION

         The Board of Directors has authorized, subject to shareholder approval, amendments to the Company's Certificate of Incorporation to (i) change the name of the Company to Secured Systems Group, Inc.; (ii) decrease the authorized shares of Common Stock from 750,000,000 to 150,000,000; (iii) decrease the par value of the Common Stock from $.01 to $.0001; and (iv) increase the authorized shares of Preferred Stock from 1,000,000 shares to 5,000,000 shares.

         The Finx Group Board of Directors believes that a change of the Company's corporate name is necessary as a result of the change in the Company's business. In September of 2002, the Board of Directors approved a plan whereby it was determined to be in the Company's best interests to focus all of its resources on its security systems business and all non security business segments should be sold. This decision was based on management's evaluation of the Company's capability to support multiple and diverse business segments and on October 18, 2002, the Company divested its ownership in all but its security systems business subsidiaries. In view of the change in the Company's business, the Board of Directors believes that the new name of The Secured Systems Group, Inc. best reflects its current and proposed business operations.

         Upon the effectiveness of the actions approved by the Written Consent, the Company will have approximately 131,916,697 authorized and unissued shares of Common Stock available for future issuance which the Company believes will be sufficient to achieve its objectives. As such, the Board of Directors believes that the authorized shares should be decreased to reflect its belief that the remaining available shares is sufficient. Additionally, as the Company's shares have recently traded for less than $.01, the Board believes that the reduction of the par value to $.0001 is appropriate and in conjunction with the reduction in authorized shares may reduce the Company's franchise tax obligations.

         The Board believes that the increase in the Company's authorized shares of Preferred Stock from 1,000,000 shares to 5,000,000 shares will provide the Company with needed flexibility for negotiating and consummating future potential acquisitions and for future potential equity fund raising purposes. Upon the effectiveness of the actions approved by the Written Consent, the Company will have 4,894,250 unissued and undesignated shares of Preferred Stock available for future purposes..

                            MARKET FOR COMMON EQUITY

         The Company's Common Stock is traded on the National Association of Securities Dealers, Inc.'s Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "FXGP". The following table sets forth, for the periods indicated, the quarterly range of the high and low closing bid prices per share of our Common Stock as reported by the OTC Bulletin Board Trading and market services. Such bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                  Bid Prices
                                                  ----------
       Current period from                  High              Low
                                            ----              ---
         January 1, 2004 to
          December 6, 2004                  $0.0198           $0.0016

                                                  Bid Prices
                                                  ----------
       Quarter ended                        High              Low
                                            ----              ---
         March 31, 2003                     $0.0340           $0.0040
         June 30, 2003                      $0.0260           $0.0035
         September 30, 2003                 $0.0080           $0.0021
         December 31, 2003                  $0.0065           $0.0025

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         A significant number of the Common Stock shares to be authorized herein are intended to be reserved for the future exercise of outstanding options and warrants to purchase Common Stock shares. The following table provides aggregated information regarding outstanding options and warrants that existed as of December 6, 2004 which have been adjusted herein to reflect the effect of the reverse split.

Equity Compensation Plan Information Table

-------------------------------------------------------------------------------------------------------------------------
                                                                                                Number of securities
                                                                                              remaining available for
                                 Number of securities to be                                    future issuance under
                                  issued upon exercise of      Weighted average exercise     equity compensation plans
                                    outstanding options,          price of outstanding         (excluding securities
                                    warrants and rights       options, warrants and rights    reflected in column (a))
Plan Category                               (a)                           (b)                           (c)
-------------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders                 --                            --                            --
-------------------------------------------------------------------------------------------------------------------------
Equity compensation plans not            6,969,440                       $2.50                           --
-------------------------------------------------------------------------------------------------------------------------
Total                                    6,969,440                       $2.50                           --
-------------------------------------------------------------------------------------------------------------------------

         The aggregated information in the preceding Equity Compensation Plan Information Table includes outstanding warrants to purchase 1.600,000 shares of Common Stock at $2.50 per share, a price which is considerably higher than the fair market value of the Common Stock on the date of issuance, held by executive officers of the Company. The warrants were not issued pursuant to a plan and represent individual compensation arrangements provided by the Company to its two executive officers, Lewis S. Schiller and Grazyna B. Wnuk. For the entire term of their employment with the Company to date, Lewis S. Schiller and Grazyna
B. Wnuk have voluntarily deferred payment of substantially all of their salaries. As of September 30, 2004, Lewis S. Schiller's and Grazyna B. Wnuk's unpaid salaries approximated $2.4 million and $871,000, respectively. By reason of such deferral, the Company issued to each of Lewis S. Schiller and Grazyna B. Wnuk warrants to purchase 800,000 shares of Common Stock at $2.50 per share, which is considerably higher than the fair value of the Common Stock on the date of issuance.

         The information in the preceding Equity Compensation Plan Information Table includes outstanding warrants to purchase 6,809,400 shares of Common Stock at $2.50 per share, which is considerably higher than the fair value on the date of issuance. The warrants were not issued pursuant to a plan and represent individual compensation arrangements provided by the Company to its key consultants and advisors who have been assisting the Company to provide them a means of compensation in lieu of cash.

         All of the foregoing figures have been adjusted to reflect the reverse split.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         Pursuant to the Delaware General Corporation Law, any shareholder of the Company who objects to the amendments of the Certificate of Incorporation will not have any right to receive from the Company the fair value of his, her or its shares. Under the Delaware General Corporation Law, any provision of the Certificate of Incorporation of The Finx Group may be amended by approval of the Board of Directors and the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon; provided, that any amendment which would adversely affect the rights of the holders of any class or series of capital stock must be approved by the holders of a majority of the shares of such class or series.

                       By Order of the Board of Directors

                       Grazyna B. Wnuk
                       Secretary

                        December , 2004